Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 to be filed on or about October 5, 2006) and related Prospectus of Innovo Group Inc. for the registration of 1,041,667 shares of its common stock and to the incorporation by reference therein of our reports dated February 3, 2006, with respect to the consolidated financial statements and schedule of Innovo Group Inc., Innovo Group Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Innovo Group Inc. included in its Annual Report (Form 10-K) for the year ended November 26, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
October 2, 2006